Exhibit 2.n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-effective Amendment No. 4 to this Registration Statement on Form N-2 of our report dated December 6, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gladstone Capital Corporation, which appears in such Post-effective Amendment No. 4 to this Registration Statement. We also consent to the reference to us under heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
November 19, 2007